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                            PROSPECTUS SUPPLEMENT

                      Transition Auto Finance II, Inc.
                  11% Secured Redeemable Promissory Notes


     This Prospectus Supplement relates to that certain Prospectus dated July 14, 1998 (the "Prospectus") pursuant to which Transition Auto Finance II, Inc. (the "Company"), offers $10,000,000 in aggregate principal amount of 11% Secured Redeemable Promissory Notes (the "Notes"). Capitalized terms used herein and not otherwise defined shall be used with the meanings set forth in the Prospectus.

     Under the terms of the Prospectus, subscription proceeds were to be held in escrow until the Escrow Agent had received at least $250,000 in subscription proceeds. On July 28, 1998, the Escrow Agent released $271,000 to the Company and the escrow was terminated.

     As set forth in the Prospectus and in the Indenture, the Notes are redeemable at the Company's option at any time after the 18th month after the release of funds from escrow. Accordingly, the Notes will be redeemable after January 28, 2000.

     In addition, the Sinking Fund Trigger Date, which is the earlier of
(i) 25 months after the release of funds from escrow or (ii) the delivery of a Contract Unavailability Notice, can now be described as the earlier of August 28, 2000 or the delivery of a Contract Unavailability Notice.

     As of August 19, 1998 the Company has sold Notes in an aggregate principal amount of $1,953,000.

            THIS PROSPECTUS SUPPLEMENT IS DATED AUGUST 20, 1998.